Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf, London

United Kingdom

Attn: Head of Debt Syndicate and Head of EMEA Capital Markets Group

Fax: +44 20 3493 0682

Tel: +44 20 7134 2012

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 20 7516 7548

Tel: +44 20 7773 9098

BofA Securities, Inc.

50 Rockefeller Plaza

New York, New York 10020

Attn: High Grade Debt Capital Markets

Transaction Management/Legal

Fax: 212-901-7881

Tel: 646-855-0724

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf, London E14 4QA

United Kingdom

Attn: Head of Transaction Management Group, Global Capital Markets

Fax: +44 20 7056 4984

Tel: +44 20 7677 7799